Exhibit 99.1

CONTACT:	READ IT ON THE WEB
Robert G. Kuhbach	http://www.dovercorporation.com
Vice President, Finance
(212) 922-1640	August 22, 2005
DOVER CORPORATION AGREES TO ACQUIRE KNOWLES ELECTRONICS
FOR $750 MILLION
NEW YORK, New York, August 22, 2005 – Dover Corporation (NYSE:DOV) announced today that its Dover Electronics subsidiary has signed a definitive agreement to acquire Knowles Electronics for $750 million. Knowles will join the Components Group of companies within Dover Electronics.
Knowles, headquartered in Itasca, Illinois, with significant manufacturing operations in Asia, is the leading manufacturer of technologically advanced micro-acoustic component products. It is the world’s largest producer of high performance transducers for hearing aids. Knowles is also the leading manufacturer of MEMS (“micro electro mechanical systems”) microphones, which provide significant advantages over existing technology, with current applications in the high end cell phone market. Sales of these products are expected to drive considerable growth in the next several years in a variety of applications.
Knowles anticipates sales of approximately $210 million in 2005, and, given the effect of normal purchase accounting, during the first quarter of ownership, its results will have a negative impact on Dover’s earnings per share (“EPS”) in 2005 of 3-5 cents. Knowles is expected to be accretive to Dover’s earnings in 2006 in the range of 8-12 cents EPS, based on anticipated increases in sales and margins in 2006, after giving effect to the imputed interest cost related to the acquisition purchase price. The transaction is subject to customary regulatory approvals, and is expected to close in September 2005.
Ronald L. Hoffman, President and Chief Executive Officer of Dover, commented: “We are excited to have the opportunity to acquire Knowles, the market leader in transducer-based components for hearing aids. Knowles is an outstanding company with strong brand recognition and significant growth potential. With most of Knowles’ sales in the hearing aid industry, this acquisition, combined with the recent purchase of Colder Products, significantly advances Dover’s position in the medical and life sciences components markets. Knowles has a strong management team with significant R&D resources and an impressive track record of developing new, patented products and identifying new niche markets – all key elements of future growth.”
Bob Livingston, President of Dover Electronics, commented: “Knowles is the clear leader in micro-acoustic technology applications related to the hearing aid industry. We believe Knowles management will continue to find new opportunities to leverage its technology into other market applications, further strengthening and diversifying the product offerings of our Component Company group. Knowles has a very capable management team and a culture of innovation. Its strong presence in the hearing aid industry, as well as its new MEMS technology, offers excellent opportunities for continued growth.”
John Zei, President of Knowles Electronics, said: “The management team of Knowles looks forward to becoming part of the Dover family of companies and believes that joining Dover will allow Knowles to continue to develop innovative products, to better serve our customers and to expand our marketplace.”

Statements in this release may be “forward-looking”, which involve risks and uncertainties. These include economic and currency conditions, market demand, pricing, and competitive and technological factors, among others, as set forth more fully in the Company’s SEC filings.
For further information on Knowles Electronics, including applications, markets and products, visit their website at www.knowles.com Dover is a diversified industrial manufacturer with $6 billion in annualized revenues from operating companies that manufacture specialized industrial products and equipment. Visit www.dovercorporation.com for further information.